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                                                                      EXHIBIT 12


                AMERITRUCK DISTRIBUTION CORP. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In thousands, except ratio amounts)
                                  (unaudited)



                                                 Twelve Months Ended December 31
                                          ---------------------------------------------
                                            1992     1993    1994     1995      1996
                                          --------  ------  -------  -------  ---------

Earnings:
 Income (loss) before income taxes
   and extraordinary items                $(1,282)  $3,551  $ 5,431  $ 5,677   $(1,892)
                                          -------   ------  -------  -------   -------

Fixed charges:
 Interest expense and amortization of
  debt discount and premium on all
  indebtedness                              3,438    3,783    3,422    4,993    16,677
 Portion of rent under long-term
  operating leases representative of an
  interest factor                             826      306      309      573     1,658
 Preferred stock dividend requirements
  of consolidated subsidiaries              1,139    1,224    1,486      188         -
                                          -------   -------   ------  -------  -------
      Total fixed charges                   5,403    5,313    5,217    5,754    18,335
                                          -------   ------  -------  -------   -------

 Earnings before income taxes,
  extraordinary items and fixed charges     4,121    8,864   10,648   11,431    16,443
                                          =======   ======  =======   ======   =======


Ratio of earnings to fixed charges              *    1.67x    2.04x    1.99x         *
                                          =======   ======  =======  =======   =======

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* The Company's earnings were insufficient to cover fixed charges by $1,892 and
  $1,282 for the years ended December 31, 1996 and 1992, respectively.

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